UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1 )*

                                  Unitel Video
                                  ------------

                                (Name of Issuer)

                                  Common Stock
                                  ------------

                         (Title of Class of Securities)

                                    913253100
                                    ---------

                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP No.  913253100                                   Page  2   of    6   Pages
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--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Investment Counselors of Maryland, Inc.


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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                            (b) [ ]

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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Maryland

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                    5    SOLE VOTING POWER
                         130,000
    NUMBER OF       ------------------------------------------------------------
     SHARES         6    SHARED VOTING POWER
  BENEFICIALLY           --
    OWNED BY        ------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER
    REPORTING            175,000
     PERSON         ------------------------------------------------------------
      WITH          8    SHARED DISPOSITIVE POWER
                         --
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     175,000
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11   PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (9)
     6.54%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 913253100                                    Page  3   of    6   Pages
------------------------------------------             -------------------------



Item 1(a)  Name of Issuer:
---------  --------------

           Unitel Video

      (b)  Address of Issuer's Principal Executive Offices:
           -----------------------------------------------
           555 W. 57th Street
           New York, New York  10019

Item 2(a): Name of Person Filing:
---------  ---------------------

           Investment Counselors of Maryland, Inc.

           (b) Address of Principal Business Office or, if none, Residence:
               -----------------------------------------------------------

               803 Cathedral Street
               Baltimore, Maryland  21201-5297

           (c) Citizenship:
               -----------

               Maryland

           (d) Title of Class of Securities:
               ----------------------------

               Common Stock

           (e) CUSIP Number:
               ------------

               913253100

Item 3:    Capacity in Which Person is Filing:
------     ----------------------------------

           [x] Investment Adviser registered under Section 203 of the Investment
               Advisers Act of 1940.


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CUSIP No.  913253100                                   Page  4   of    6   Pages
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Item 4:    Ownership:
------     ---------

           As of December 31, 1997:

           (a) Amount Beneficially Owned:

               175,000

           (b) Percent of class:

               6.54%

           (c) Number of shares to which such person has:

               (i)     Sole power to vote or to direct the vote:

                       130,000

               (ii)    Shared power to vote or to direct the vote:

                       None

               (iii)   Sole power to dispose or to direct the disposition of:

                       175,000

               (iv)    Shared power to dispose or to direct the disposition of:

                       None

Item 5:    Ownership of Five Percent or Less of Class:
------     ------------------------------------------

           Not applicable.

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CUSIP No.  913253100                                   Page  5   of    6   Pages
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Item 6:    Ownership of More than Five Percent on Behalf of Another Person:
------     ---------------------------------------------------------------

                    All of the shares of Common Stock set forth in Item 4 are owned by various investment advisory clients of Investment Counselors of Maryland, Inc., which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. In all cases, persons other than Investment Counselors of Maryland, Inc. have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client holds more than five percent of the class.

Item 7:    Identification  and  Classification  of the Subsidiary Which Acquired
------     ---------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company:
           ------------------------------------------------------------

           Not applicable.

Item 8:    Identification and Classification of Members of the Group:
------     ---------------------------------------------------------

           Not applicable.

Item 9:    Notice of Dissolution of Group:
------     ------------------------------

           Not applicable.

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CUSIP No.  913253100                                   Page  6   of    6   Pages
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Item 10:   Certification:
-------    -------------

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           INVESTMENT COUNSELORS OF
                                           MARYLAND, INC.

                                       By: /s/ Robert D. McDorman, Jr.
                                           -------------------------------------
                                           Robert D. McDorman, Jr.
                                           Principal

Date:  March 19, 1998